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                                                                       EXHIBIT 1
                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT, made and entered into this 5th day of August, 1996, by, between and among Forte Computer Easy International, Inc. (hereinafter referred to as "Seller"), James W. Schmidt and Beverly Schmidt, husband and wife (hereinafter referred to as "Buyers"), and Arizona Disk Fulfillment, Inc., (hereinafter referred to as "Corporation");

                              W I T N E S S E T H :

         WHEREAS, Seller owns one hundred percent (100%) of this issued and outstanding stock of Corporation as evidenced by Certificate No. 20, a copy of which Certificate is attached hereto, marked Exhibit "A", and made a part hereof by reference; and

         WHEREAS, James W. Schmidt is and has been the President of Corporation from 1993 to the present, and is fully informed as to the business of Corporation and its assets and liabilities, and Buyers are purchasing the stock of Corporation, with Corporation in "where is", "as is", condition; and

         WHEREAS, Seller and Corporation each may have claims against the other arising out of intercompany transfers and questions of ownership of assets and accounts; and

         WHEREAS, in order to assist in the sale of the stock contemplated herein, Seller and Corporation have agreed to resolve such claims as herein provided;

         NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Sale of Stock:

                  Seller does hereby sell to Buyers and Buyers do hereby purchase from Seller one hundred percent (100%) of the issued and outstanding stock of Corporation as evidenced by the aforesaid Certificate No. 20.

         2.       Purchase Price:

                  As full payment for the stock to be conveyed hereunder, Buyer shall pay to Seller as the purchase price the sum of One and No/100 Dollars ($1.00) cash, and the undertaking and covenants provided for herein by the parties.

         3.       Stock Transfer:

                  Seller shall immediately cause the stock to be transferred on the books of Corporation of the Buyer and shall immediately deliver the new certificate to Stanford E. Lerch,
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attorney at law, 2700 N. Central Avenue, Suite 1500, Phoenix, Arizona 85004,
with instructions for Stanford E. Lerch to deliver said new stock certificate to Buyers upon Closing.

         4.       Operation of Business:

                  Following Closing and for a period of not less than six (6) months thereafter Buyers agree to use their best efforts to cause Corporation to continue to conduct its business in the ordinary course of business and agree not to sell all or a major portion of the assets of Corporation or terminate the business of Corporation; except that the fork lift may be sold, provided the proceeds are put into Corporation for working capital purposes.

         5.       Balance of Account Owing to Semple and Cooper and Antol:

                  Buyers agree to cause Corporation to pay its account owing to Semple and Cooper, CPA, for audit and consulting services for Corporation in the amount of $19,082.60, and Steve Antol for accounting services on behalf of Corporation in the amount of $17,246.00, by December 1, 1996, or otherwise to compromise and settle in full said accounts owing to each of them on terms and conditions which are agreeable to Semple and Cooper, CPA, and Steve Antol.

         6.       Ownership of Assets Located at Corporation:

                  The parties agree that all assets of Corporation are to be included in this sale and that all tangible assets, fixtures, equipment and goods held as inventory, accounts receivable, cash in bank accounts, leases on contract rights, of whatever nature located at Corporation's facilities in Mesa, Arizona and the trade name "Arizona Disk Fulfillment" shall belong to Corporation free and clear of any claims of the Seller except for any network boards or equipment which are necessary for Seller to implement its computer network and which network boards or equipment, if any, are in the possession of Corporation. As additional consideration for this Stock Purchase Agreement and in consideration for the foregoing, Seller and Corporation do hereby release the other from any and all claims whatsoever which either may have against the other for intercompany transfers or money owing to the other. Upon Closing, Corporation agrees to be responsible and to obtain in its own name all insurance on behalf of Corporation, including, but not limited to, all workmans compensation insurance policies and general liability insurance.

         7.       Salary:

                  Buyers agree that they will not increase any salary or other compensation which they have a right to receive for services to be rendered by them to the Corporation for a term of not less than six (6) months following closing.

         8.       Riddle Settlement Agreement with Seller:

                  Buyers and Corporation agree to cause Corporation to comply with Corporation's part of the Settlement Agreement which was entered into between Seller and Jess Riddle and Susan
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Riddle (hereinafter "Riddle"), dated January 17, 1996, which Settlement
Agreement is incorporated herein by reference as to the part thereof to be performed by Corporation, provided that Corporation can arrange for acceptable payment terms by Riddle.

         9.       Warranties of Seller, Buyers and Corporation:

                  a.       Warranties as to Property of Corporation:

                  Seller warrants that at the Close, Corporation will own the trade name "Arizona Disk Fulfillment" and all of the facilities in Mesa, Arizona, as provided in Paragraph 7 above, in "where is", "as is" condition.

                  b.       Warranties as to Corporation;

                           Seller and Corporation warrant that the stock of Corporation shall be transferred to the Buyer at closing, free and clear of any claim of any nature from any person, except as otherwise provided herein.

         10.      Representations of Seller, Buyers and Corporation:

                  a. To the best knowledge and belief of Corporation, Corporation's officers and directors, Seller and Buyers, neither the execution or delivery of this Agreement nor the consummation of the contemplated transaction will conflict with, or result in a breach of, any of the terms, conditions, or provisions of any law or regulation, order, right, injunction or decree of any court or governmental instrumentality;

                  b. Buyers are acquiring all of the stock of Corporation for the purpose of investment and not for the purpose of resale, and represent that Buyers will use their best efforts to cause Corporation to continue its business in the normal course of business for a minimum term of six (6) months from the date of closing, with the exception that should it become necessary during such time, Buyers and Corporation shall be entitled to the benefits of all laws pertaining to debtor and creditor relations and each party to this Agreement acknowledge and understand that Buyers are acquiring all of the stock of Corporation, with Corporation in a "where is", "as is" condition.

         11.      Closing.

                  Closing shall take place upon adoption by the Board of Directors of Seller of a Resolution approving this Stock Purchase Agreement. Should Closing not occur within thirty (30) days from the date of this Agreement, then this Agreement shall be null and void.

                  a.       Seller:
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                           Prior to the Closing, and as a condition to the
         Closing, Seller shall deliver the new certificate of stock to Stanford
         E. Lerch and shall cause Buyers to be appointed to Corporation's Board of Directors and shall obtain the resignation of all other directors of Corporation;

                  b.       Buyers:

                           Prior to the Closing, Buyers shall deliver the sum of One Dollar ($1.00) to Stanford E. Lerch, with written instructions to Stanford E. Lerch to deliver said sum to Seller at time of Closing.

         12.      Covenant Not to Compete:

                  Seller hereby covenants that it will, neither separately, jointly or in association with others, directly or indirectly, engage or participate in, or be affiliated or connected with, as an owner, partner, joint venturer, shareholder or otherwise, the fulfillment business, within the State of Arizona for a period of three (3) years from the date hereof.

         13.      Waiver of Conflict:

                  The parties hereto acknowledge and agree that the law firm of Lerch, McDaniel, DePrima & Kaup, P.L.C. and its members have represented in some capacity all of the parties to this Agreement and are presently representing Corporation and Seller. The parties further acknowledge that they have been consulted relative to the advisability of obtaining other counsel for the purpose of this Agreement and that all parties have agreed that it is in their best interests to have Lerch, McDaniel, DePrima & Kaup, P.L.C. prepare this Agreement, and all parties waive any rights that may be derived from such conflict.

         14.      Expenses:

                  Corporation shall pay all costs, expenses and attorneys' fees incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         15.      Broker's Fees or Commissions:

                  Each party represents and warrants that they have not agreed to pay any broker's or finder's fees pertaining to this Agreement, and agree to indemnify and hold each other party harmless against any loss, cost or expense incurred by reason of broker's fee, finder's fee or commission.
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         16.      Effective Headings.

                  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

         17.      Modification of Agreement.

                  No modification or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any other provision of this Agreement shall be deemed a waiver of any other provision, nor shall any waiver constitute a continuing waiver.

         18.      Counterparts.

                  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         19.      Benefits under this Agreement.

                  Nothing in this Agreement is intended to confer any rights for any person other than the parties to it and their respective successors and assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

         20.      Litigation Costs.

                  If any legal action or any arbitration or other proceeding is brought in the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which he may be entitled.

         21.      Survival of Representations and Warranties.

                  The representations and warranties of the parties hereto shall survive the making of this Agreement, any examination on behalf of such parties, and the closing hereunder.

         22.      Notice.

                  All communications hereunder shall be in writing and delivered or mailed by certified mail to the parties at such address as each party may specify in writing.
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         23.      Governing Law.

                  This Agreement is made pursuant to and shall be construed under the laws of the State of Arizona.

         24.      Incorporation by Reference.

                  All schedules and exhibits attached hereto shall be deemed for all purposes to be incorporated herein as if fully set forth.

         25.      Other Documents.

                  The parties hereto agree to promptly execute any and all additional documents which may reasonably be necessary in order to effectuate the intent of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

ARIZONA DISK FULFILLMENT, INC.                   FORTE COMPUTER EASY
                                                 INTERNATIONAL, INC.

By: /s/ James W. Schmidt                         By:   /s/ Frank Amedia
   ---------------------------                       --------------------------
   Title:   President                                Title:  President
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BUYERS:

 /s/ James W. Schmidt
---------------------------
James W. Schmidt

 /s/ Beverly Schmidt
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Beverly Schmidt